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                                  EXHIBIT 5.0


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                   [LETTERHEAD OF MULDOON, MURPHY & FAUCETTE]









                                  May 31, 1996





Board of Directors
New York Bancorp Inc.
241-02 Northern Boulevard
Douglaston, New York  11362

     Re:   New York Bancorp Inc. 1993 Long-Term Incentive Plan -
           Registration Statement on Form S-8 for 514,361 Additional Shares of Common Stock

Lady and Gentlemen:

     We have acted as counsel for New York Bancorp Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 514,361 additional shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the New York Bancorp Inc. 1993 Long-Term Incentive Plan, as amended (the "Plan"). A Registration Statement on Form S-8 registering 550,000 shares of the Company's Common Stock, $.01 par value, reserved for issuance under the Plan was filed with the Securities and Exchange Commission (the "SEC") on February 25, 1994 (SEC File No. 33-75756) and a Registration Statement on Form S-8 registering an additional 182,824 shares of the Company's Common Stock, $.01 par value, reserved for issuance under the Plan, was filed with the SEC on March 17, 1995 (SEC File No. 33-90440) both of which are incorporated by reference into this Form S-8 being filed today.

     As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary.




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Board of Directors
New York Bancorp Inc.
May 30, 1996
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     Based on the  foregoing and limited in all respects to Delaware law and the facts as they exist on the date hereof, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon the issuance of the Shares in the manner described in the Plan, will be validly issued, fully paid and nonassessable. The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     (1) (a) Section D of Article EIGHTH which grants the Board of Directors of the Company ("Board") the authority to construe and apply the provisions of Subsection C.8 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon the authority of the directors of the Company under such provisions; and

           (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                                      Very truly yours,



                                      /S/ MULDOON, MURPHY & FAUCETTE